EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OF ORGANIZATION

OPTIMUMBANK	FLORIDA

OPTIMUMBANK HOLDINGS CAPITAL TRUST I	DELAWARE

OB REAL ESTATE HOLDINGS, LLC	FLORIDA

OB REAL ESTATE HOLDINGS 1503, LLC	FLORIDA

OB REAL ESTATE MANAGEMENT, LLC	FLORIDA